Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CalciMedica, Inc. for the registration of up to 4,220,995 shares of its common stock and to the incorporation by reference therein of our report dated April 4, 2023, with respect to the financial statements of CalciMedica, Inc. included in its Current Report (Form 8-K/A) dated April 4, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 4, 2023